Exhibit (a)(7)


               This announcement is not an offer to purchase or a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated December 19, 1997 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or Rights in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Deutsche Morgan Grenfell Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                   Notice of Offer to Purchase for Cash

                  All Outstanding Shares of Common Stock
       (including the Associated Preferred Stock Purchase Rights)

                                    of

                         ARV Assisted Living, Inc.

                                    at

                           $17.50 Net per Share

                                    by

                                EMAC Corp.

                       a wholly-owned subsidiary of

                           Emeritus Corporation




               EMAC Corp., a Delaware corporation (the "Purchaser"), which is a wholly-owned subsidiary of Emeritus Corporation, a Washington corporation ("Emeritus"), is offering to purchase any and all outstanding shares of Common Stock, no par value (the "Shares"), of ARV Assisted Living, Inc., a California corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of July 14, 1997, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a price of $17.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 19, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM,
NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 21, 1998 (THE
"EXPIRATION DATE") UNLESS THE OFFER IS EXTENDED.
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               The purpose of the Offer is to enable Emeritus to acquire
control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares.

               The Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by the Purchaser and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (exclusive of any Shares issuable upon conversion of the Company's 6-3/4% Convertible Subordinated Notes due 2006) as of the date the Shares are accepted for payment by the Purchaser pursuant to the Offer, (ii) the Rights issued by the Company having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied in its discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined in the Offer to Purchase), (iii) Emeritus and the Purchaser being satisfied, in their discretion, that the Purchaser has obtained financing upon terms satisfactory to them in an amount sufficient to consummate the Offer and the Proposed Merger (including the redemption or refinancing of all outstanding debt and payment of all fees and expenses), (iv) Emeritus and the Purchaser being satisfied, in their discretion, that the Board of Directors of the Company has approved and recommended or will approve and recommend a merger between the Company and the Purchaser and (v) the redemption of the Notes (as defined in the Offer to Purchase) having been rescinded.

               The Offer is being made pursuant to an Offer to Purchase. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, subject to certain limitations set forth and described in the Offer to Purchase, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

                The Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to The Bank of New York (the "Depositary"), and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

               For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. For a shareholder to validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (i) certificates for tendered Shares must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

               Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 16, 1998 unless theretofore accepted for payment as provided in the Offer to Purchase. Shares may not be withdrawn unless the associated Rights, as the case may be, are also withdrawn. A withdrawal of Shares will also constitute a withdrawal of the associated Rights, as the case may be. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for the Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If the Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of the Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

               The information required to be disclosed by paragraph
(e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

               A request is being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

               The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

               Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                          D. F. King & Co., Inc.
                              77 Water Street
                       New York, New York 10005-4495
              Banks and Brokers Call Collect: (212) 425-1685
                 All Others Call Toll-Free: 1-800-431-9646


                   The Dealer Manager for the Offer is:

                      Deutsche Morgan Grenfell [Logo]
                       Deutsche Morgan Grenfell Inc.
                            31 West 52nd Street
                         New York, New York  10019
                        (212) 469-7302 Call Collect
                      Call Toll Free: (800) 334-1898

December 19, 1997